Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-1) of our report dated August 16, 2013 (except as to Note 17, as to which the date is January 10, 2014), relating to the financial statements of Biocept, Inc., (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) included in its Registration Statement (Form S-1 No. 333-191323), as amended.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

February 4, 2014